ARTICLES OF AMENDMENT
                                       of
                             FMI MUTUAL FUNDS, INC.

       Pursuant to Sections 180.1006 and 180.1002 of the Wisconsin Business Corporation Law

       I, Ted D. Kellner, President of FMI Mutual Funds, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Company"), in accordance with the provisions of Sections 180.1006 and 180.1002 thereof, DO HEREBY CERTIFY:

       A. That, on August 12, 2002, in accordance with Section 180.0602 of the Wisconsin Business Corporation Law and the Company's Articles of Incorporation, the Board of Directors of the Company adopted a resolution changing the designated name of the Company's Series A Common Stock to "FMI Provident Trust Strategy Fund", without affecting the preferences, limitations and relative rights of the Series A Common Stock.

       B. That, in accordance with Sections 180.1002 and 180.0602 of the Wisconsin Business Corporation Law, shareholder approval was not required for the name change of the Company's Series A Common Stock.


       IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 29th day of October, 2002.



                                           By: /s/ Ted D. Kellner
                                              ---------------------------
                                               Ted D. Kellner, President


This instrument was drafted by, and should be returned to, Peter D. Fetzer of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Suite 3700, Milwaukee, Wisconsin 53202.